Exhibit 99.01

U.S. Bancorp Center

800 Nicollet Mall

Minneapolis, MN 55402-2023

April 27, 2006

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES FIRST QUARTER 2006 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $150 million, or 36 cents per share on a diluted basis, for the first quarter of 2006 compared with $124 million, or 30 cents per share, in the first quarter of 2005.

Total earnings for the quarter, which include the impact of discontinued operations, were $151 million, or 36 cents per share, in 2006, compared with $121 million, or 29 cents per share, in 2005.

Xcel Energy’s total earnings for the first quarter of 2006 included the following:

•                  Regulated utility earnings from continuing operations were $162 million, or 38 cents per share, compared to $135 million, or 32 cents per share, in 2005;

•                  Holding company and other costs from continuing operations were $12 million, or 2 cents per share, compared to costs of $10 million, or 2 cents per share in 2005; and

•                  Results from discontinued operations were $1.5 million, or 0 cents per share, compared with losses of $3.0 million, or 1 cent per share, in 2005.

Earnings for the first quarter of 2006 increased primarily due to stronger utility margins, partially offset by higher operating and maintenance expenses. The stronger utility margins reflect a natural gas rate increase in Colorado, an electric and natural gas rate increase in Wisconsin and an interim electric rate increase in Minnesota. Warmer than normal weather during the first quarter partially offset these positive developments.

We are pleased with the progress toward achieving our earnings growth objective,” said Richard C. Kelly, chairman, president and chief executive officer. “We are reaffirming our 2006 earnings guidance of $1.25 to $1.35 per share.”

At 9 a.m. CDT today, Xcel Energy will host a conference call to review first quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:

(800) 374-0832

International Dial-In:	(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on April 27 through 11:59 p.m. CDT on April 29.

Replay Numbers

US Dial-In:

(800) 642-1687

International Dial-In:	(706) 645-9291
Access Code:	6476900

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2005.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations		(612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three Months Ended March 31,
	2006	2005
Operating revenues:
Electric utility	$1,845,872	$1,534,946
Natural gas utility	1,018,140	835,055
Nonregulated and other	24,092	20,532
Total operating revenues	2,888,104	2,390,533
Operating expenses:
Electric fuel and purchased power – utility	994,695	761,408
Cost of natural gas sold and transported – utility	850,425	668,786
Cost of sales – nonregulated and other	8,230	8,260
Other operating and maintenance expenses – utility	435,246	402,470
Other operating and maintenance expenses – nonregulated	5,564	7,144
Depreciation and amortization	202,660	191,694
Taxes (other than income taxes)	78,535	75,752
Total operating expenses	2,575,355	2,115,514

Operating income	312,749	275,019

Interest and other income, net of nonoperating expenses	(384)	(2,074)
Allowance for funds used during construction - equity	3,784	5,183

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,212 and $6,479, respectively)	119,374	113,641
Allowance for funds used during construction - debt	(6,373)	(4,833)
Total interest charges and financing costs	113,001	108,808

Income from continuing operations before income taxes	203,148	169,320
Income taxes	53,336	44,857
Income from continuing operations	149,812	124,463
Income (loss) from discontinued operations - net of tax	1,486	(2,985)
Net income	151,298	121,478
Dividend requirements on preferred stock	1,060	1,060
Earnings available to common shareholders	$150,238	$120,418

Weighted average common shares outstanding (thousands):
Basic	404,125	401,116
Diluted	427,461	424,449
Earnings per share – basic:
Income from continuing operations	$0.37	$0.31
Discontinued operations	—	(0.01)
Earnings per share – basic	$0.37	$0.30
Earnings per share – diluted:
Income from continuing operations	$0.36	$0.30
Discontinued operations	—	(0.01)
Earnings per share – diluted	$0.36	$0.29

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Certain items in the statements of operations have been reclassified from prior period presentation to conform to the 2006 presentation. These reclassifications had no effect on net income or total earnings per share. The reclassifications were primarily related to the presentation of Quixx Corp. as discontinued operations in August 2005. In addition, fees collected from customers on behalf of governmental agencies were reclassified to be presented net of the related payments made to the agencies.

Note 1. Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended
	March 31,
	2006	2005
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.38	$0.32
Holding company and other costs	(0.02)	(0.02)
Earnings per share - continuing operations	0.36	0.30

Income (loss) from discontinued operations	—	(0.01)
Total earnings per share – diluted	$0.36	$0.29

The following table summarizes significant components contributing to the changes in the first quarter of 2006 earnings per share compared with the same period in 2005, which are discussed in more detail later in the release.

March 31,
2006 vs. 2005
2005 Earnings per share – diluted	$0.29

Components of change – 2006 vs. 2005
Higher base electric utility margins	0.09
Higher operating and maintenance expense	(0.05)
Higher depreciation and amortization expense	(0.02)
Higher short-term wholesale and commodity trading margins	0.01
Other, including tax adjustments	0.03
Net change in earnings per share – continuing operations	0.06

Changes in Earnings Per Share – Discontinued Operations	0.01
2006 Earnings per share – diluted	$0.36

Note 2. Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2006 vs. Normal	2005 vs. Normal	2006 vs. 2005
3 months ended March 31	$(0.02)	$(0.01)	$(0.01)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three-month period ended March 31, 2006, compared with the same period in 2005.

	Three months ended March 31,
	Actual	Normalized
Electric residential	0.0%	1.6%
Electric commercial and industrial	3.5%	3.6%
Total retail electric sales	2.4%	3.0%
Firm natural gas sales	(4.8)%	(2.3)%

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 03/31/2006
Electric utility revenue (excluding commodity trading)	$1,795	$37	$—	$1,832
Electric fuel and purchased power utility	(969)	(26)	—	(995)
Commodity trading revenue	—	—	216	216
Commodity trading costs	—	—	(202)	(202)
Gross margin before operating expenses	$826	$11	$14	$851
Margin as a percentage of revenue	46.0%	29.7%	6.5%	41.6%

3 months ended 03/31/2005
Electric utility revenue (excluding commodity trading)	$1,503	$33	$—	$1,536
Electric fuel and purchased power-utility	(744)	(17)	—	(761)
Commodity trading revenue	—	—	116	116
Commodity trading costs	—	—	(117)	(117)
Gross margin before operating expenses	$759	$16	$(1)	$774
Margin as a percentage of revenue	50.5%	48.5%	(0.9)%	46.9%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain realized margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $67 million for the first quarter of 2006, compared with the first quarter of 2005. The increase was primarily due to an interim rate increase in Minnesota, subject to refund, and weather-adjusted retail sales growth. For more information see the following table:

Base Electric Utility Margin

(Millions of dollars)	2006 vs. 2005
NSP-Minnesota interim base rate changes, subject to refund	$25
Sales growth (excluding weather impact)	20
Metro Emission Reduction Project rider	9
SPS fuel adjustments	7
Firm wholesale	7
Conservation and non-fuel revenue riders (partially offset by increased depreciation)	7
Estimated impact of weather	(6)
PSCo ECA incentive accruals	(5)
Wisconsin rate changes	2
Other	1
Total base electric utility margin increase	$67

On Jan. 31, 2006, an interim rate increase for NSP-Minnesota of $147 million, subject to refund, in Minnesota went into effect. In March 2006, the Minnesota Public Utilities Commission (MPUC) approved a new depreciation order, which lowered decommissioning accruals for 2006 from anticipated levels. As a result, interim rates are being recorded at an annual level of approximately $119 million. Due to the seasonality of sales, the rate increase will not be recognized ratably throughout 2006.

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load. Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins increased approximately $10 million during the first quarter of 2006. The increase is primarily due to strong commodity trading results, driven by market price movements.

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenue and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended March 31,
(Millions of dollars)	2006	2005

Natural gas utility revenue	$1,018	$835
Cost of natural gas sold and transported	(850)	(669)
Natural gas utility margin	$168	$166

The following summarizes the components of the changes in natural gas margin for the three months ended March 31:

Natural Gas Margin

(Millions of dollars)	2006 vs. 2005
Estimated impact of weather on firm sales volume	$(6)
Base rate changes – Colorado, Wisconsin	6
Sales decline (excluding weather impact)	(3)
Transportation	2
Off system sales	(1)
Other	4
Total natural gas margin increase	$2

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the first quarter of 2006 increased by approximately $33 million, or 8.1 percent, compared with the same period in 2005. The increase is primarily due to increased uncollectible receivable and employee benefit costs, partially offset by lower nuclear plant maintenance costs due to the refueling and ten-year inspection outage at Monticello in 2005, with no comparable outage in 2006. For more information see the following table:

Three months ended March 31,
(Millions of Dollars)	2006 vs. 2005
Lower nuclear plant costs	$(13)
Higher uncollectible receivable costs	11
Higher employee benefit costs	8
Higher plant maintenance costs	5
Higher information technology costs	4
Higher conservation incentive program costs	3
Higher vegetation and damage prevention costs	2
Other	13
Total operating and maintenance expense increase	$33

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $11 million, or 5.7 percent, for the first quarter of 2006, when compared with the first quarter of 2005. This change was primarily due to capital additions and increased decommissioning expense resulting from the completion of the transfer of nuclear decommissioning funds to a fully external decommissioning fund pursuant to certain previous regulatory orders.

Income taxes – Income taxes for continuing operations increased by $8 million for the first quarter of 2006 compared with the same period in 2005. The increase is primarily due to an increase in pretax income. The effective tax rate for continuing operations was 26.3 percent for the first quarter of 2006, compared with 26.5 percent for the same period in 2005.

Note 3. Xcel Energy Capital Structure

Following is the preliminary capital structure of Xcel Energy at March 31, 2006:

(Billions of Dollars)	Balance at March 31, 2006	Percentage of Total Capitalization
Current portion of long-term debt	$0.9	7%
Short-term debt	0.7	6%
Long-term debt	5.5	43%
Total debt	7.1	56%

Preferred equity	0.1	1%
Common equity	5.5	43%
Total equity	5.6	44%

Total capitalization	$12.7	100%

Note 4. Rates and Regulation

NSP-Minnesota Electric Rate Case – In November 2005, NSP-Minnesota requested an electric rate increase in Minnesota of $168 million or 8.05 percent. This increase was based on a requested 11 percent return on common equity, a projected equity ratio of 51.7 percent and a projected electric rate base of $3.2 billion. An interim rate increase of $147 million was effective Jan. 1, 2006, subject to refund. In March 2006, in response to intervenor testimony, NSP Minnesota filed rebuttal testimony, which revised the requested increase to $156 million, largely due to revised decommissioning accruals.

Through the first quarter, $25 million of interim rates in Minnesota have been recorded, which are subject to refund pending a final order from the MPUC.

The anticipated procedural schedule for the Minnesota electric rate case is noted below. An order from the Minnesota Public Utilities Commission is expected in the fall of 2006.

•                  April 20th – April 28th – Evidentiary Hearings

•                  May 24th – Initial Briefs

•                  June 6th – Reply Briefs

•                  July 6th – Administrative Law Judge Report

•                  September 5th – MPUC Order

On April 24, 2006, NSP-Minnesota reached a settlement agreement regarding the treatment of wholesale electric sales margins. The settlement is with five intervenor groups, including the Office of Attorney General and a large industrial customer group.

The settlement resolves recommendations of most parties regarding the treatment of wholesale electric sales margins. Significant components of the settlement agreement are as follows:

•      No credit to base electric rates for wholesale electric sales margins;

•      Wholesale electric sales margins derived from excess generation capacity will be flowed through the fuel clause adjustment as an offset to fuel and energy costs;

•      80 percent of wholesale margins derived from the sales from NSP-Minnesota’s ancillary services obligations (e.g. spinning reserves) will be flowed through the fuel clause adjustment as an offset to fuel and energy costs and NSP-Minnesota will retain 20 percent.

•      25 percent of proprietary margins, sales that do not arise from the use of NSP-Minnesota generating assets, will be flowed through the fuel clause adjustment as an offset to fuel and energy costs, and 75 percent will be retained by NSP-Minnesota.

The settlement agreement is pending approval by the MPUC and will be considered in the MPUC’s determination of NSP-Minnesota’s overall requested increase.

Public Service Co. of Colorado (PSCo) Electric Rate Case – On April 14, 2006, PSCo filed with the Colorado Public Utilities Commission (CPUC) to increase electricity rates by $210 million annually, beginning Jan. 1, 2007. The rate request is based on a return on equity of 11 percent, an equity ratio of 59.9 percent and electric rate base of $3.4 billion. A decision is expected by the end of the year.

The general rate case filing reflects the increased costs of doing business since PSCo’s last electric rate case was filed in 2001, including more than $1 billion of investment by PSCo in electricity generation, transmission and distribution infrastructure in Colorado. It also reflects the start of construction of a new, third unit at the Comanche Generating Station in Pueblo, Colo., which will help meet continued growing demand for electricity.

Note 5. Xcel Energy Earnings Guidance

2006 Earnings Guidance – Xcel Energy’s 2006 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2006 Diluted EPS Range
Utility operations	$1.25 - $1.35
COLI tax benefit	$0.10
Holding company financing costs and other	$(0.10)
Xcel Energy Continuing Operations – EPS	$1.25 - $1.35

Key Assumptions for 2006:

•                  Normal weather patterns are experienced for the remainder of the year;

•                  Reasonable rate recovery is approved in the Minnesota electric rate case;

•                  Weather-adjusted retail electric utility sales grow by approximately 1.3 percent to 1.7 percent;

•                  Weather-adjusted retail natural gas utility sales grow by approximately 0.0 percent to 1.0 percent;

•                  Short-term wholesale and commodity trading margins are within a range of $30 million to $50 million;

•                  Utility operating and maintenance expenses increase between 3 percent and 4 percent from 2005 levels;

•                  Depreciation expense increases approximately $50 million to $60 million, excluding decommissioning;

•                  Decommissioning accruals increase approximately $20 million, reflecting recent regulatory decisions in Minnesota and Wisconsin;

•                  Interest expense increases approximately $20 million to $25 million from 2005 levels;

•                  Allowance for funds used during construction recorded for equity financing increases approximately $8 million to $12 million from 2005 levels;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits, which is currently being litigated with the Internal Revenue Service;

•                  The effective tax rate for continuing operations is approximately 26 percent to 29 percent; and

•                  Average common stock and equivalents total approximately 428 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

Three months ended March 31,	2006	2005
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,864,012	$2,370,001
Nonregulated and other revenue	24,092	20,532
Total revenue	$2,888,104	$2,390,533

Income from continuing operations	$149,812	$124,463
Income from discontinued operations	1,486	(2,985)
Net income	$151,298	$121,478

Earnings available for common shareholders	$150,238	$120,418
Average shares – common and potentially dilutive (1000’s)	427,461	424,449

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.38	$0.32
Losses from nonregulated subsidiaries and holding company	(0.02)	(0.02)
Earnings per share - continuing operations	0.36	0.30

Discontinued operations	0.00	(0.01)

Total earnings per share – GAAP	$0.36	$0.29

Book value per share	$13.62	$13.11